Exhibit 8.5

                    [Letterhead of Deloitte & Touche, Canada]

                        Opinion of Deloitte & Touche LLP
                       Special Tax Advisor for the Company

To the Board of Directors and Shareholders of ESG Re Ltd.

The discussion of tax matters set forth under the caption "Certain Tax Considerations -- Taxation of Our Company and its Subsidiaries -- Canada" in the Registration Statement of ESG Re Ltd. on Form S-3 (the "Registration Statement") constitutes our opinion with respect to the matters set forth therein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our Firm under the heading "Certain Tax Considerations" in the Prospectus.

/s/ Deloitte & Touche

Toronto, Canada
April 23, 1999